Exhibit 99.(a)(1)(A)

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

OFFER TO EXCHANGE

CERTAIN STOCK OPTIONS

FOR REPLACEMENT OPTIONS

October 17, 2008

Quantum Fuel Systems Technologies Worldwide, Inc.

OFFER TO EXCHANGE

CERTAIN STOCK OPTIONS FOR REPLACEMENT OPTIONS

This offer will expire at 5:00 p.m., Pacific Time, on November 14, 2008,

unless we extend the expiration date.

Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum,” the “Company,” “us,” “we,” or “our”) is offering eligible employees and directors the opportunity to exchange certain vested and unvested outstanding, unexercised stock options for replacement options (the “Replacement Options”) that will entitle the holder to purchase a fewer number of shares of our common stock. The Replacement Options will be granted under our amended 2002 Stock Incentive Plan (“Stock Plan”) and will have an exercise price equal to the greater of (i) $1.13 per share and (ii) the closing price on the last trading day immediately preceding the date the Replacement Option is granted.

You are eligible to participate in this offer if you are an employee or director of Quantum Fuel Systems Technologies Worldwide, Inc. on the date this offer commences and remain in such capacity until the expiration date of this offer. This offer will commence on October 17, 2008 and expire at 5:00 pm, Pacific Time, on November 14, 2008, unless extended by us.

Stock options eligible for exchange under this offer are those non-qualified and incentive stock options granted under our Stock Plan that have an exercise price greater than $1.41 per share (“Eligible Options”). For purposes of this offer, the term “option” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share.

Under this offer, you may choose to tender for exchange any, all or none of your Eligible Options. However, if you choose to tender an Eligible Option for exchange, you must tender the entire outstanding, unexercised portion of that Eligible Option. Partial tenders are not permitted.

This offer is not a one-for-one exchange. The intent of this offer is for the fair value of the shares of our common stock underlying the Replacement Options you receive to be approximately equivalent to the fair value of the shares of our common stock underlying the Eligible Options you tender for exchange. Because the Replacement Options have a lower exercise price than the exercise price of the Eligible Options they replace, the number of shares of our common stock that the Replacement Options will entitle you to purchase will be less than the number of shares of our common stock you had the right to purchase under the Eligible Options you tender for exchange. The number of Replacement Options issued in exchange for tendered Eligible Options will be determined based upon an exchange ratio. The exchange ratio

i

represents the number of shares underlying the tendered Eligible Option that will be cancelled in exchange for one share of our common stock underlying the Replacement Option. Should the exchange ratio result in a fractional number of shares, the number of shares subject to the Replacement Option will be rounded up or down to the nearest whole number (with .50 rounded up).

Replacement Options issued in exchange for tendered Eligible Options will have the same vesting terms and expiration date as the Eligible Options they replace. All other terms and conditions of the Replacement Options will be substantially similar to those of the Eligible Options they replace. Each Replacement Option will be granted pursuant to our 2002 Stock Incentive Plan and, accordingly, will be governed by the terms and conditions of the Stock Plan and a new award agreement between you and the Company.

Participation in this offer is completely voluntary, and there are no penalties for electing not to participate. If you chose not to participate, you will not receive any Replacement Options, and your current options will remain unchanged and in effect according to their terms and conditions.

Our common stock is traded on the Nasdaq Global Market under the symbol “QTWW.” On October 16, 2008, the closing price of a share of our common stock on the Nasdaq Global Market was $0.85. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer. However, you should also consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be at any time in the future.

IMPORTANT

If you want to participate in this offer, before this offer expires you must complete and sign the personalized Election Form that we have provided to you and deliver the properly executed Election Form to us according to the instructions contained therein.

To inform yourself about this offer, we recommend that you:

•

read this entire document, your Election Form, the form Notice of Withdrawal, the form Notice of Stock Option Award and Stock Option Award Agreement (the “Award Agreement”), and our amended 2002 Stock Incentive Plan as these documents contain important information;

•

call Kenneth R. Lombardo, our General Counsel, at (248) 619-9277, or send an email to klombardo@qtww.com if you have questions or need another copy of this document or any of the other documents listed above.

We are making this offer upon the terms and conditions described in this offer to exchange and the offer is not conditioned on any minimum number of options being exchanged or number of eligible participants electing to participate. Our offer is, however, subject to a number of conditions that we describe in Section 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

ALTHOUGH OUR COMPENSATION COMMITTEE AND BOARD OF DIRECTORS HAVE APPROVED THIS OFFER, NEITHER WE NOR OUR COMPENSATION COMMITTEE OR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

You should only rely on the information contained in this offer to exchange, as it may be amended from time to time. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown or, if no date is otherwise indicated, the date of this offer to exchange. This offer to exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate. We have not authorized anyone to provide you with different information. We are not making an offer in any jurisdiction where the offer is not permitted. However, we may, at our sole discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

Offer to Exchange dated October 17, 2008.

SUMMARY TERM SHEET AND FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about this Offer. You should carefully read this entire Offer and the Election Form and form Notice of Withdrawal together with their associated instructions. This Offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete.

This summary is presented in question-and-answer format.

References in this document to “Quantum,” the “Company,” “we,” “us,” and “our” means Quantum Fuel Systems Technologies Worldwide, Inc. Other commonly used and capitalized terms used throughout this document have the meanings set forth below:

•	“Award Agreement” means an agreement between you and the Company that, together with our Stock Plan, sets forth the terms and conditions of awards granted under our Stock Plan.

•	“business day” refers to any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

•

“Cancellation Date” refers to the date when exchanged options will be cancelled, which will be the first business day after the Expiration Date. We expect that the cancellation date will be November 17, 2008. If the Expiration Date is extended, then the Cancellation Date will be similarly extended.

•	“Commencement Date” means October 17, 2008, which is the date when this Offer to exchange began.

•	“Eligible Option” means all vested and unvested outstanding stock option awards held by Eligible Participants that have an exercise price equal to or greater than $1.41 per share.

•

“Eligible Participant” means all employees and current directors of Quantum as of the Commencement Date who remain continuously employed by or on the board of directors of Quantum through the Expiration Date.

•	“Expiration Date” means the date that this offer to exchange expires. We expect that the Expiration Date will be November 14, 2008 at 5:00 p.m., Pacific Time.

•

“fair value” means the value of any grant of equity securities (including any Eligible Option or Replacement Option) calculated using the Black-Scholes Valuation Model, pursuant to the requirements of FAS No. 123(R) in accordance with generally accepted accounting principles.

•	“Offer” means this offer to exchange your Eligible Options for Replacement Options, subject to the terms and conditions described in this offer document.

•

“Offer Price” refers to the exercise price per share for Replacement Options issued pursuant to this offer, which will be the greater of (a) $1.13 and (b) the closing price on the last trading day immediately preceding the grant date of the Replacement Options, which grant date will be the same as the Cancellation Date.

•	“option” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share.

•	“Replacement Option” means the stock option issued pursuant to this offer in exchange for an Eligible Option tendered for exchange.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•	“Stock Plan” means the Company’s Amended 2002 Stock Incentive Plan.

•	“tendered Eligible Option” means any Eligible Option that is tendered by an Eligible Participant pursuant to this offer in exchange for a Replacement Option.

Q1.	What is the Offer?

This Offer is a one-time opportunity for Eligible Participants to voluntarily elect to exchange their Eligible Options (outstanding stock option awards with an exercise price greater than $1.41) for Replacement Options that will have an exercise price equal to the Offer Price. However, this is not a one-for-one exchange. Rather, as more fully explained in Q17 and Q18, the number of shares of our common stock that you will be entitled to purchase upon exercise of your Replacement Options will be less than the number of shares you would have been entitled to purchase upon exercise of your Eligible Options.

Q2.	Why is Quantum making this Offer?

As a result of a general decline in our stock price over the last several years, a considerable number of our outstanding options have exercise prices that are substantially higher than the current and recent trading prices of our common stock. We believe that this Offer will foster retention of our employees and better align the interests of our employees, directors and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee and director contributions to our success. Many of our outstanding, unexercised options have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this Offer, we intend to provide eligible employees and directors with the opportunity to own options to purchase shares of our common stock that are structured to help assure that employees, officers and directors receive appropriate incentives.

See Section 3 - Purpose of Offer for more information.

Q3.	Why did Quantum choose to offer this exchange rather than issuing new options or lowering the exercise price of current outstanding options?

The Compensation Committee of our Board of Directors and our Board of Directors, after consultation with management and obtaining legal advice, determined that this Offer was the best method in which to rejuvenate our Stock Plan, encourage stock ownership by employees and directors, and align the interests of our employees and directors with those of our shareholders. Further, this exchange program will help reduce the dilution “overhang” associated with outstanding stock options that are not serving any meaningful purpose because they have an exercise price substantially higher than the current and recent trading prices of our common stock.

See Section 3 - Purpose of Offer for more information.

Q4.	Are the terms and conditions of this Offer the same for everyone?

Yes. The same terms and conditions of this Offer apply to everyone.

Q5.	How will you notify me if the terms of this Offer are changed?

If we materially change the Offer, we will publicly announce or send an email or other written notice to all Eligible Participants disclosing the change no later than 5:00 p.m., Pacific Time, on the next business day following the day we change the Offer. We will file a copy of such notice with the SEC.

See Section 16 - Extension of Offer; Termination; Amendment for more information.

Q6.	Is there any chance that Quantum will not proceed with this Offer?

Yes. This Offer is subject to a number of conditions that are described in Section 7 of this Offer document. However, this Offer is not conditioned on a minimum number of Eligible Options being tendered for exchange or upon of minimum number of Eligible Participants electing to participate in this Offer.

Q7.	Am I eligible to participate?

Only “eligible employees and directors” may participate in this Offer. Generally, you are eligible if you are an employee or director of Quantum on the Commencement Date and remain an employee or director through the Expiration Date. If you resign or your employment is terminated for any reason at any time prior to the Expiration Date, you are not eligible to participate in this Offer.

See Section 1 - Eligibility for more information.

Q8.	What if my employment with Quantum ends before the Expiration Date?

You must be employed by Quantum on the Expiration Date in order to participate in the Offer. Therefore, if your employment with Quantum ends for any reason before the Expiration Date, you will not be able to participate. If you submitted an Election Form prior to the date your employment is terminated, then your termination of employment will automatically be deemed to be a withdrawal of your election to participate. However, your Eligible Options will not be cancelled under those circumstances and your right to exercise those Eligible Options will continue to be governed by the award agreement you signed when you received those Eligible Options.

PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY QUANTUM. UNLESS OTHERWISE PROVIDED IN A WRITTEN EMPLOYMENT AGREEMENT BETWEEN YOU AND THE COMPANY, YOUR EMPLOYMENT WITH THE COMPANY IS AND WILL AT ALL TIMES REMAIN “AT WILL” AND MAY BE TERMINATED BY YOU OR US, FOR ANY REASON, AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE.

See Section 1 - Eligibility and Section 10 - Exchange Consideration; Terms of Replacement Options for more information.

Q9.	If I am eligible to participate, is it mandatory that I do so?

No. Participation in the Offer is completely voluntary. You may elect to exchange any, all or none of your Eligible Options. There are no penalties if you choose not to participate.

Q10.	What do I need to do in order to participate?

In order to participate in the exchange program, you must timely and properly submit your election to participate in the Offer by completing, signing, and dating the personalized Election Form that will be included in the Offer documents you receive from us in connection with this Offer and returning such Election Form in accordance with the instructions provided with the Election Form. All Election Forms must be received by 5:00 p.m., Pacific Time, on the Expiration Date. If you do not return the Election Form on or before the Expiration Date, we will assume that you have elected not to participate in this Offer.

See Section 4 - Procedures for Tendering Eligible Options for more information.

Q11.	Which options may I exchange?

Only “Eligible Options” may be exchanged under this Offer. Eligible Options are all vested and unvested outstanding non-qualified and incentive stock options held by Eligible Participants that have an exercise price equal to or greater than $1.41 per share. You should review your personalized Election Form that we have provided to you in connection with this Offer as it provides a list of all of your Eligible Options, the number of shares of our common stock underlying that Eligible Option, the applicable exchange ratio, and the number of shares of common stock underlying the Replacement Option you would receive if you tendered that Eligible Option for exchange.

See Section 2 - Number of Options; Expiration Date for more information.

Q12.	Can I exchange my Eligible Options even if they are not vested?

Yes. Eligible Options do not need to be vested in order for you to exchange them pursuant to this Offer. Replacement Options will vest in accordance with the same vesting schedule that applied to the Eligible Option you tendered for exchange.

See Section 4 - Procedures for Tendering Eligible Options for more information.

Q13.	I have more than one Eligible Option. Do I have to exchange all of them in order to participate?

No. If you have more than one Eligible Option, you may elect to exchange any, all or none of them. However, if you choose to tender an Eligible Option for exchange, you must tender the entire outstanding, unexercised portion of that Eligible Option. You cannot attempt to exchange part of any particular Eligible Option and keep the balance. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an Eligible Option, it will automatically be deemed an improper election with respect to that Eligible Option and will be rejected. Any such rejection will not affect any other Eligible Option that you properly tender for exchange.

See Section 2 - Number of Options; Expiration Date and Section 4 - Procedures for Tendering Eligible Options for more information.

Q14.	If I participate, what happens to my current options?

Eligible Options that you elect to exchange under this Offer will be cancelled on the Cancellation Date and you will no longer have any rights with respect to those options other than the right to receive the Replacement Option. Eligible Options that you do not elect to exchange will remain yours at their current exercise price and the other terms and conditions applicable to that option which are set forth in the Award Agreement you signed when you received those options.

See Section 6 - Acceptance of Eligible Options for Exchange and Issuance of Replacement Options and Section 10 - Exchange Consideration; Terms of Replacement Options for more information.

Q15.	If my option award was split between incentive stock options and non-qualified stock options, can I exchange one part but not the other?

No. An option award that was split into a partial incentive stock option and a partial non-qualified stock option is considered a single option, and cannot be separated for purposes of this Offer.

Q16.	Can I exchange the remaining portion of an Eligible Option that I have partially exercised?

Yes. If you have exercised part of an Eligible Option, the remaining unexercised portion of that Eligible Option may be tendered for exchange under this Offer.

See Section 2 - Number of Options; Expiration Date and Section 4 - Procedures for Tendering Eligible Options for more information.

Q17.	If I participate, how many shares of common stock will I be entitled to purchase upon exercise of the Replacement Options I receive?

If you elect to participate in the Offer, for each Eligible Option you tender for exchange you will receive a Replacement Option that will entitle you to purchase a fewer number of shares of our common stock than the Eligible Option it replaces. The number of shares underlying the Replacement Option will be determined by multiplying the number of shares underlying the Eligible Option you tender for exchange by the exchange ratio applicable to that option. For example, if you tender an Eligible Option that entitled you purchase 3,000 shares of our common stock at $3.00 per share and the exchange ratio for that particular Eligible Option is 1.5 for 1, you will receive a Replacement Option that will entitle you to purchase 2,000 shares of our common stock at the Offer Price.

See Section 6 - Acceptance of Eligible Options for Exchange and Issuance of Replacement Options; Section 8 - Exchange Ratios; and Section 10 - Exchange Consideration; Terms of Replacement Options for more information.

Q18.	Why isn’t the exchange simply one-for-one and how were the exchange ratios calculated?

Our stock option exchange program is designed to balance our interests and those of our employees, directors and stockholders. In general, this Offer is intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be approximately equal to the fair value of the Eligible Options tendered for exchange. Fair value of the Replacement Options and of the Eligible Options tendered for exchange was calculated using the Black-Scholes Valuation Method.

See Section 2 - Number of Options; Expiration Date and Section 3 - Purpose of Offer for more information.

Q19.	If the price of our common stock were to increase after the date on which my Eligible Option is cancelled, is it possible that the cancelled Eligible Option would have ultimately been more valuable than the Replacement Option I received in exchange for it?

Yes. If the price of our common stock increases substantially above the exercise price of your Eligible Option after the date on which your Eligible Option is cancelled, that cancelled Eligible Option might prove to have been worth more than the Replacement Option that you receive in exchange for it.

Q20.	How long will this Offer remain open?

This Offer begins at 12:01 a.m., Pacific Time, on October 17, 2008 (“Commencement Date”) and is scheduled to expire at 5:00 p.m., Pacific Time, on November 14, 2008 (“Expiration Date”). We have the right, in our sole discretion, to extend the Expiration Date. Elections to participate in this Offer to exchange must be received by us prior to the Expiration Date. No exceptions will be made to this deadline.

See Section 4 - Procedures for Tendering Eligible Options and Section 16 - Extension of Offer; Termination; Amendment for more information.

Q21.	If you extend the Offer, how will you notify me?

Although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Date of this Offer at any time. If we extend the Expiration Date of this Offer, we will publicly announce or send an email or other written notice of the extension to all Eligible Participants no later than 5:00 p.m., Pacific Time, on the next business day after the last previously scheduled or announced Expiration Date.

The delivery of your Election Form is at your risk. We intend to send confirmation of the receipt of your Election Form and/or any withdrawal form to you by email within three (3) business days of receipt. If you have not received a confirmation, you must confirm that we have received your Election Form and/or any withdrawal form.

See Section 16 - Extension of Offer; Termination; Amendment for more information.

Q22.	Can I change my mind after I have submitted my Election Form?

Yes. You may change your mind after you have submitted your Election Form and may withdraw your election with respect to all or some of the Eligible Options for which you previously elected to exchange at any time before the Expiration Date by properly completing the Notice of Withdrawal form included in your Offer documents.

See Section 5 - Change in Election for more information.

Q23.	Can I change my mind after I have submitted a Notice of Withdrawal?

If you have withdrawn any or all of the Eligible Options you previously elected to exchange and then decide again that you would like to exchange any or all of those options, you may re-elect to participate by submitting a new, properly completed Election Form that is signed and dated after the date of your Notice of Withdrawal but is submitted on or before the Expiration Date of the Offer. You may continue to withdraw your previous elections to exchange any or all of your Eligible Options through the Expiration Date.

See Section 5 - Change in Election for more information.

Q24.	What do I need to do if I do not want to participate?

Nothing. If you choose not to participate, you do not need to return the Election Form or any other documents to us.

Q25.	If I participate, when will my Replacement Options be granted?

Your Replacement Options will be granted as of the Cancellation Date and you should receive your new Award Agreement for your Replacement Options within fifteen (15) days following the Cancellation Date.

See Section 10 - Exchange Consideration; Terms of Replacement Options for more information.

Q26.	What will the exercise price of my Replacement Options be?

The exercise price per share for the Replacement Options will be the Offer Price, which is the greater of (a) $1.13 and (b) the closing price on the last trading day immediately preceding the Cancellation Date.

See definition of Offer Price, Section 2 - Number of Options; Expiration Date and Section 10 - Exchange Consideration; Terms of Replacement Options for more information.

Q27.	Are there any restrictions on when I can exercise any of the Replacement Options that are granted to me?

Yes. You can only exercise Replacement Options to the extent they are vested. Your Replacement Options will vest in accordance with the same vesting schedule that applied to the Eligible Options that they replace. Complete details on the vesting schedule for your Replacement Options will be set forth in the new Award Agreement.

See Section 10 - Exchange Consideration; Terms of Replacement Options for more information.

Q28.	Will my Replacement Options be incentive stock options or non-qualified stock options?

Your Replacement Options will retain the same character as the Eligible Options they replace. If the Eligible Option you tender for exchange is an incentive stock option, the Replacement Option you receive in its place will likewise be an incentive stock option. If the Eligible Option you tender for exchange is a non-qualified stock option, the Replacement Option you receive in its place will likewise be a non-qualified stock option. And, if the Eligible Option was part incentive stock option and part non-qualified stock option, the Replacement Option will likewise be part incentive stock option and part non-qualified stock option in the same proportion as the tendered Eligible Option it replaced.

See Section 10 - Exchange Consideration; Terms of Replacement Options and Section 15 - Material U.S. Federal Income Tax Consequences for more information.

Q29.	Will the terms and conditions of my Replacement Options be the same as my tendered Eligible Options?

Yes, except that the exercise price will be equal to the Offer Price.

See Section 10 - Exchange Consideration; Terms of Replacement Options for more information.

Q30.	When will my Replacement Options expire?

Your Replacement Options will expire on the same date and under the same circumstances as the Eligible Options they replace would have expired. The Award Agreement between you and the Company that, along with our Stock Plan, contains the specific terms and provisions of your Replacement Options will set forth the circumstances under which your Replacement Options will expire.

See Section 10 - Exchange Consideration; Terms of Replacement Options for more information.

Q31.	Does the Compensation Committee or Board of Directors have a recommendation about this Offer?

Neither our Compensation Committee nor our Board of Directors is making any recommendation as to whether you should accept this Offer. You must make your own decision as to whether or not to participate in this Offer. Although the Compensation Committee and Board of Directors approved making this Offer, they recognized that the decision on whether to participate is personal to you and will depend on a number of facts and circumstances unique to you. For questions regarding personal tax implications or other investment-related questions, you should consult with your own legal counsel, accountant and/or financial advisor.

See Section 3 - Purpose of Offer for more information.

Q32.	Is there any information regarding Quantum that I should be aware of?

Yes. You should carefully consider the factors described in, but not limited to, those risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended April 30, 2008 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2008, as well as other information set forth in our Current Reports on Form 8-K filed with the SEC since May 1, 2008. See Section 17 for how to obtain copies of those reports.

See Section 11 - Information About Quantum for more information.

Q33.	Will I have to pay U.S. federal income tax at the time of the exchange if I participate in the Offer?

We believe that participants in the Offer will not incur any immediate U.S. federal income taxation as a result of either electing to retain their Eligible Options or electing to exchange their Eligible Options for Replacement Options. Please review the discussion in Section 15 of this document for information concerning the possibility that, even if you chose not to participate in the exchange, your incentive stock options may be affected.

See Section 15 - Material U.S. Federal Income Tax Consequences for more information.

Q34.	Who can I talk to if I have questions about the Offer?

For additional information or assistance, you should contact our General Counsel, Kenneth Lombardo, at (248) 619-9277, or by email at klombardo@qtww.com.

Q35.	Who can I talk to if I need additional copies of the Offer documents?

To obtain additional copies of any Offer documents, including your personalized Election Form, you may contact Stacey Rodriguez at (248) 619-9270 or by email at srodriguez@qtww.com.

THE OFFER

1.	Eligibility.

You are eligible to participate in this Offer if you are a current director or employee of Quantum and you remain a director or employee of Quantum through the Expiration Date, which is currently expected to be November 14, 2008. If you are on medical, maternity, paternity, worker’s compensation, military or another statutorily protected leave of absence or an approved personal leave of absence, then you are eligible to participate in the Offer. However, if you resign or your employment with Quantum is terminated for any reason before the Expiration Date, then you are not eligible to participate in this Offer. If you are unable to participate in the Offer for any reason, then your current outstanding options will continue to be governed by the existing Award Agreement that you signed when you received those options.

PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY QUANTUM. UNLESS OTHERWISE PROVIDED IN A WRITTEN EMPLOYMENT AGREEMENT BETWEEN YOU AND THE COMPANY, YOUR EMPLOYMENT WITH THE COMPANY IS AND WILL AT ALL TIMES REMAIN “AT WILL” AND MAY BE TERMINATED BY YOU OR US, FOR ANY REASON, AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE.

2.	Number of Options; Expiration Date.

Subject to the terms and conditions of this exchange Offer, we are offering to exchange outstanding stock options issued under our Stock Plan that have an exercise price greater than $1.41 per share (“Eligible Options”) for a fewer number of Replacement Options that have a per share exercise price equal to the Offer Price.

As of the Commencement Date of this Offer, there were 5,927,694 shares of our common stock subject to outstanding options issued under our Stock Plan. Of these outstanding options, there were approximately 4,288,000 shares of our common stock subject to Eligible Options under this Offer. Assuming that all Eligible Participants tender all of their Eligible Options, we expect the number of shares of our common stock subject to Replacement Options to be approximately 2,827,000.

If you choose to participate in this Offer, you may tender for exchange any or all of your vested and unvested Eligible Options. However, if you choose to tender an Eligible Option for exchange, then you must tender the entire outstanding, unexercised portion of that Eligible Option. You cannot tender just a portion of an Eligible Option. For example, if you received a stock option grant on January 1, 2006 that entitles you to purchase 2,000 shares of our common stock at $3.50 per share and another grant on January 1, 2007 that entitles you to purchase 3,000 shares of our common stock at $2.50 per share and you have not exercised any portion of either Eligible Option, then you can elect to exchange all or none of the 2,000 shares covered by the 2006 option award and all or none of the 3,000 shares covered by the 2007 option award. In this example, you cannot elect to exchange less than the entire 2,000 shares covered by the 2006 option award or less than the entire 3,000 shares covered by the 2007 option award. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an Eligible Option, your tender for exchange with respect to that particular Eligible Option will be rejected and you will be deemed to have elected not to participate in this Offer with respect to that Eligible Option. Any such rejection will not affect any other Eligible Option that you properly tendered for exchange.

Each Eligible Option that is properly tendered for exchange will be cancelled and, in exchange, we will issue a Replacement Option. The Replacement Option will entitle you to purchase a fewer number of shares of common stock at an exercise price equal to the Offer Price. The number of shares of our common stock that the Replacement Option will entitle you to purchase will be determined based upon the exchange ratio applicable to the Eligible Option it replaces. The exchange ratios applicable to Eligible Options were approved by the Compensation Committee of our Board of Directors and represent the number of shares of our common stock subject to an Eligible Option that will be cancelled in exchange for a Replacement Option entitling you to purchase one share of our common stock. For example, if you elect to tender for exchange an Eligible Option that entitles you to purchase 3,000 shares of our common stock at $3.00 per share and the exchange ratio applicable to that Eligible Option is “1.5 for 1,” then upon cancellation of that Eligible Option you will receive a Replacement Option entitling you to purchase 2,000 shares of our common stock at a per share exercise price equal to the Offer Price. The intent of this Offer is for the fair value of the Replacement Options issued in exchange for Eligible Options to be approximately equivalent to the fair value of the Eligible Options they replace. The number of shares subject to a Replacement Option will be rounded up or down to the nearest whole number (with .50 rounded up).

All Replacement Options will be granted on the Cancellation Date under, and will be subject to the terms and conditions of, our Stock Plan and an Award Agreement between you and the Company. Our Stock Plan and the form of the new Award Agreement are attached as an exhibit or incorporated by reference to the Schedule TO with which this Offer has been filed.

The Expiration Date for this Offer will be 5:00 p.m., Pacific Time, on November 14, 2008, unless we extend the Offer by written notice (although you may withdraw your participation in any exchange up through the Expiration Date). We may, in our sole discretion, extend the Offer, in which event the Expiration Date shall refer to the latest time and date at which the extended Offer expires. See Section 16 for a description of our rights to extend, terminate and amend the Offer.

No shares of Quantum common stock, including common stock previously acquired upon exercise of stock options, may be exchanged in this Offer.

3.	Purpose of the Offer.

Many of our outstanding options have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” We believe that these underwater options provide no meaningful retentive or incentive value to our employees or directors. We believe that this Offer will revitalize the

Company’s Stock Plan and bring it closer to achieving the purposes for which it was intended, which are incentivizing, motivating, and rewarding our employees, aligning the interests of employees and directors with those of our stockholders by encouraging stock ownership, and to assist the Company in attracting and retaining the services of key employees and directors whose long-term employment or service is essential to the Company’s success.

We chose to make this Offer instead of simply granting more options for a number of reasons. Because of the large number of outstanding underwater options, granting additional options covering the same number of shares of common stock as the outstanding Eligible Options would have a negative impact on our dilution, outstanding shares and earnings per share. Additionally, we have a limited number of shares and options that we may grant without stockholder approval, and therefore our current reserves must be conserved for future grants. We believe this program is in the best interests of our employees and stockholders because it provides our employees with appropriate incentives and conserves shares and options for future grants. We believe this Offer also enhances long-term stockholder value by eliminating a portion of the equity overhang resulting from outstanding options that, because of their high exercise price, provide no meaningful retentive or incentive value to our employees or directors. Finally, because this Offer is structured in a manner that will result in the fair value of the Replacement Options being approximately equivalent to the fair value of the Eligible Options they replace, this Offer will be cost neutral to the Company in accordance with the Black-Scholes Valuation Model.

Neither we nor our Compensation Committee or Board of Directors make any recommendation as to whether you should accept this Offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this Offer.

4.	Procedures for Tendering Eligible Options.

Proper Tender of Eligible Options.

To participate in this Offer, you must timely submit an election to participate by completing, signing, and dating the Election Form you received in connection with this Offer and delivering it to us in accordance with the instructions provided with the Election Form. The Election Form must be received by us on or before 5:00 p.m., Pacific Time, on November 14, 2008 (unless we extend the Expiration Date), and must be timely delivered using any of the following methods:

Via facsimile: to Stacey Rodriguez at (248) 619-9280.

Via email: to Stacey Rodriguez at srodriguez@qtww.com.

Via regular mail or overnight courier: to Quantum Fuel Systems Technologies Worldwide, Inc., Attn: Stacey Rodriguez, 100 West Big Beaver Road, Suite 200, Troy, MI 48084.

If you believe that the information contained in your personalized Election Form is incomplete or inaccurate, please contact us as soon as possible. If any corrections or additions are made, we will promptly send you a revised Election Form.

Your decision to participate will be determined by us based on the last properly tendered Election Form or Notice of Withdrawal we receive before the Expiration Date.

As discussed in Section 2 above, if you choose to tender an Eligible Option for exchange, then you must tender the entire outstanding, unexercised portion of that Eligible Option. You cannot tender just a portion of an Eligible Option.

The delivery of all documents, including your Election Form, is at your risk. We intend to confirm the receipt of your election form within three (3) business days. If you have not received a confirmation, it is your responsibility to ensure that we have received your election.

Our receipt of your Election Form is not by itself our acceptance of your Eligible Options for exchange. For purposes of this Offer, we will be deemed to have accepted Eligible Options for exchange that are validly elected to be exchanged before the Expiration Date and are not properly withdrawn as of the time when we give written notice to the Eligible Participants generally of our acceptance of options for exchange. We may issue this notice of acceptance by email or other methods of communication. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect will be November 17, 2008.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our sole discretion, whether an Election Form (and your election to participate) or Notice of Withdrawal has been properly completed and an Eligible Option has been properly tendered, including all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form or Notice of Withdrawal for any options elected to be exchanged or withdrawn that we determine are not in appropriate form, are unlawful to accept or otherwise ineligible for participation. We may waive any defect or irregularity in a submitted Election Form or Notice of Withdrawal. No Eligible Options will be properly tendered for exchange until all defects or irregularities have been cured by the Eligible Participant submitting such form or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in any submitted Election Form or Notice of Withdrawal, and no one will be liable for failing to give notice of any such defects or irregularities. This is a one-time Offer. We will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of your Eligible Options for exchange will constitute a binding agreement between Quantum and you upon the terms and subject to the conditions of this Offer.

Effect of Exchange on Options.

If you elect to exchange your Eligible Options and we accept such options for exchange, effective on our acceptance, the Eligible Options you tendered for exchange will be cancelled and the Award Agreement(s) evidencing them will be deemed null and void. You will be required to enter into an Award Agreement governing the terms of your Replacement Options. If you do not elect to exchange your Eligible Options, you properly withdraw a previously submitted election, or any of the options you tender for exchange are not eligible for this Offer because their exercise price is not greater than $1.41, you will not participate in the Offer with respect to such options, and you will retain your options at their current exercise price(s) and subject to their current terms.

Questions About the Offer; Additional Copies of Offer Documents.

You can ask questions about this Offer or request assistance, additional copies of the Offer documents, or a copy of your personalized Election Form by telephoning Kenneth Lombardo at (248) 619-9277 or Stacey Rodriguez at (248) 619-9270 or sending an e-mail to klombardo@qtww.com or srodriguez@qtww.com.

5.	Change in Election.

You may only withdraw your tendered Eligible Options or change your election in accordance with the provisions of this Section 5.

You may withdraw your tendered Eligible Options from the Offer at any time before the Expiration Date, which we presently expect to be 5:00 p.m., Pacific Time, on November 14, 2008. If we extend the Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date. We expect to accept and cancel all properly tendered Eligible Options promptly following the expiration of the Offer. However, if we have not accepted and cancelled your properly tendered Eligible Options by 5:00 p.m., Pacific Time, on November 17, 2008, you may withdraw such options at any time after that date and until your tendered Eligible Options have been accepted.

If you are no longer serving on our Board of Directors or your employment with us terminates prior to the Expiration Date, your tendered Eligible Options will automatically be withdrawn. If automatically withdrawn, your Eligible Options will be unaffected and you may exercise those options to the extent they are vested at the time of your termination of employment, but only during the limited period following your termination for which those options remain exercisable pursuant to the Award Agreement you signed when those options were issued. Similarly, if you attempt to tender any option that has an exercise price that is less than $1.41, it will be invalid and automatically excluded from the Offer. Such excluded options will remain unchanged and in effect in accordance with their original terms.

Please note that, just as you may not tender only part of an Eligible Option, you may also not withdraw your election with respect to only part of an Eligible Option. Accordingly, if you elect to withdraw a previously tendered Eligible Option represented by a particular grant, you must withdraw your election with respect to the entire option represented by that particular grant, but you need not withdraw your tender of other Eligible Options represented by different grants.

To withdraw any or all of your tendered Eligible Options, you must submit to us the Notice of Withdrawal form provided to you in connection with this Offer. The Notice of Withdrawal must be received by us on or before 5:00 pm, Pacific Time, on November 14, 2008 (unless we extend the Expiration Date), and must be timely delivered using any of the following methods:

Via facsimile: to Stacey Rodriguez at (248) 619-9280.

Via email: to Stacey Rodriguez at srodriguez@qtww.com.

Via regular mail or Overnight Courier: to Quantum Fuel Systems Technologies Worldwide, Inc., Attn: Stacey Rodriguez, 100 West Big Beaver Road, Suite 200, Troy, MI 48084.

Your election to withdraw previously tendered Eligible Options from the Offer will be effective only if you properly submit a Notice of Withdrawal before the Expiration Date of the Offer.

If you later decide that you want to make a new election to tender Eligible Options in this Offer, you must request and submit a new Election Form by following the instructions in Section 4. You may request additional copies of your personalized Election Form or the Notice of Withdrawal using the contact information provided in Section 4. The final change to your elections that you submit to us prior to the expiration of the Offer will be binding, and you will not be permitted to make any further withdrawals or elections after the Offer expires.

You may not rescind any withdrawal, and Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those Eligible Options by delivering a new properly completed and executed Election Form before the Expiration Date of the Offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal and new Election Forms. Our determinations of these matters will be final and binding.

To be timely, your election to withdraw previously tendered options from this Offer must be received by us before the Offer expires by delivery of a Notice of Withdrawal as described above.

The delivery of all documents, including any Notice of Withdrawal forms and any new Election Forms, is at your risk. We intend to confirm the receipt of your documents within three (3) business days. If you have not received a confirmation, it is your responsibility to confirm that we have received your documents.

6.	Acceptance of Eligible Options for Exchange and Issuance of Replacement Options.

Upon the terms and subject to the conditions of this Offer and promptly following the Expiration Date, we will accept for exchange all Eligible Options properly tendered and not validly withdrawn before the expiration of the Offer. All options accepted by us pursuant to this Offer will be cancelled as of the date of acceptance, and you will no longer have any rights under those options. Replacement Options will be granted to replace the Eligible Options tendered. Replacement Options will be granted on the Cancellation Date.

You must tender for exchange the entire outstanding, unexercised portion of an Eligible Option. We will not accept partial tender of an Eligible Option.

For purposes of the Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered and not properly withdrawn as of the date we give notice to Eligible Participants of our acceptance. We will give notice of our acceptance, which may be by e-mail, facsimile or press release, promptly following the Expiration Date.

All Replacement Options will be granted under our Stock Plan, and will be subject to the terms and conditions of such Stock Plan as well as those contained in an Award Agreement between you and Quantum. The Replacement Options will be granted on the Cancellation Date and, as promptly as practicable after the grant date, we will send you an Award Agreement (in the appropriate form filed as an exhibit to our Tender Offer Statement on Schedule TO). This agreement will be effective from and as of the grant date.

If you are not an Eligible Participant on the Expiration Date, your election to exchange your Eligible Options will automatically be deemed to have been withdrawn as of the date you no longer qualified as an Eligible Participant and our Offer will not affect the terms of your existing options.

7.	Conditions of the Offer.

Subject to rules of the SEC and notwithstanding any other provision of this Offer, we will not be required to accept any options tendered for exchange, and we may terminate the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this Offer begins, and before the Expiration Date, any of the following events have occurred, or have been determined by us, in our reasonable judgment, to have occurred:

•

there shall have been threatened (orally or in writing) or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner to the Offer;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us;

•	there shall have occurred:

•

any unusual circumstances surrounding trading in Quantum’ common stock, including any halt or general suspension of trading in, or limitation on prices for, our securities on any national securities exchange, quotation system or in the over-the-counter market in the United States or any unusually high or low trading volume in Quantum’ common stock or the recent dissemination of any material, non-public information by Quantum;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Composite Index or the Standard & Poor’s 500 Index from the date of commencement of this Offer;

•

the escalation of worldwide or national hostilities as a result of an act of war or terrorism, including the commencement of any war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of this Offer; or

•	even if any of the situations described above existed at the time of commencement of this Offer, that situation, in our reasonable judgment, has deteriorated materially;

•	as the term “group” is used in Section 13(d)(3) of the Exchange Act:

•

any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of this Offer;

•	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares; or

•

any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this Offer or with such acceptance for exchange of Eligible Options;

•

there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that would or, in our reasonable judgment, could require us to record for financial reporting purposes compensation expense in connection with the Offer;

•

a tender or exchange Offer, other than this Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

•	any event or events occur that have resulted or is likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

any event or events occur that have resulted or is likely to result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to exchange for a description of the contemplated benefits of the Offer to us); or

•

any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Quantum.

If any of the above events occur, we may:

•	terminate this Offer and promptly return all tendered Eligible Options to tendering holders;

•	complete and/or extend the Offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended Offer expires;

•	amend the terms of this Offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this Offer is open, complete this Offer.

The conditions to this Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our sole discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Exchange Ratios

We have established six exchange ratios for Eligible Options depending on their exercise price. In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be approximately equal to the fair value of the Eligible Options tendered in the exchange as calculated using the Black-Scholes valuation method. The following table sets forth the six exchange ratios and the range of exercise prices applicable to each exchange ratio:

Eligible Option Exercise Price	Exchange Ratio
$1.41 to $3.00	1.2 for 1
$3.01 to $4.00	1.4 for 1
$4.01 to $5.00	1.6 for 1
$5.01 to $6.00	1.8 for 1
$6.01 to $6.50	2.0 for 1
Over $6.51	2.2 for 1

The exchange ratio represents the number of shares of our common stock underlying the Eligible Option that you will exchange for one share of our common stock underlying the Replacement Option. The total number of shares subject to the Replacement Option an Eligible Participant will receive in exchange for a tendered Eligible Option will be determined by applying the exchange ratio to the number of shares of our common stock subject to that Eligible Option and rounding to the nearest whole share. For example, if an Eligible Participant holds an Eligible Option entitling him or her to purchase 3,000 shares of our common stock at an exercise price of $3.50 per share, he or she, after applying the applicable exchange ratio of 1.4 for 1, would receive a Replacement Option entitling him or her to purchase 2,143 shares of our common stock at the Offer Price.

9.	Price Range of Quantum Common Stock.

The Quantum common stock that underlies your options is traded on the Nasdaq Global Market under the symbol “QTWW.” The following table shows, for the periods indicated, the high and low closing prices per share of our common stock as reported by the Nasdaq Global Market.

	High	Low
Fiscal Year Ending April 30, 2009
First Quarter as of July 31, 2008	$3.22	$1.15

Fiscal Year Ending April 30, 2008
First Quarter	$2.30	$1.17
Second Quarter	$1.49	$1.01
Third Quarter	$1.30	$0.37
Fourth Quarter	$1.48	$0.55

Fiscal Year Ending April 30, 2007
First Quarter	$5.00	$2.76
Second Quarter	$3.15	$1.70
Third Quarter	$2.00	$1.40
Fourth Quarter	$1.64	$1.04

The per share exercise price of the Replacement Options is equal to the Offer Price, which is the greater of (a) $1.13 and (b) the closing price for a share of our common stock on the last trading day immediately preceding the Cancellation Date, as reported on the Nasdaq Global Market. On October 16, 2008, the closing bid price per share of our common stock as reported by the Nasdaq Global Market was $0.85. The market price of our stock has fluctuated significantly in the past and is likely to continue to fluctuate in the future. We believe that such fluctuations will continue as a result of future announcements concerning Quantum, our competitors or principal customers, new product introductions, governmental regulations, litigation or changes in earnings estimates by analysts. Historically, the stock market has experienced significant price and volume fluctuations. In addition, our common stock may thereafter trade at prices below the exercise price of the Replacement Options. Depending on the exercise price of your tendered Eligible Options and other factors, your Replacement Options may be less valuable than the tendered Eligible Options they replace.

We recommend that you obtain current market quotations for Quantum common stock before deciding whether to tender your Eligible Options for exchange. However, you should also consider that the current market price of Quantum common stock may provide little or no basis for predicting what the market price of Quantum common stock will be at any time in the future.

10.	Exchange Consideration; Terms of Replacement Options.

Exchange Consideration.

If you elect to participate in this Offer, we will issue you Replacement Options in exchange for your tendered Eligible Options. This is not a one-for-one exchange, however. The intent of this Offer is for the Replacement Options to have a fair value approximately equivalent to the fair value of the Eligible Options they replace, determined using the Black-Scholes

Valuation Model. Since the Replacement Options will have an exercise price lower than the exercise price of the Eligible Options they replace, the number of shares of our common stock underlying the Replacement Options granted in exchange for the Eligible Options will be less than the number of shares of common stock underlying the Eligible Options they replace. The ratio of number of shares of common stock subject to an Eligible Option and the number of shares of common stock subject to Replacement Option is referred to as the exchange ratio. Your personalized Election Form identifies the number of shares of common stock underlying the Eligible Options held by you, the exercise price, the exchange ratio applicable to that Eligible Option, and the number of shares of common stock underlying the Replacement Option that would be issued in exchange for that Eligible Option. The number of shares of common stock subject to a Replacement Option will be rounded up or down to the nearest whole number (with .50 rounded up).

As of the Commencement Date of this Offer, there were 5,927,694 shares of our common stock subject to outstanding options issued under our 2002 Stock Incentive Plan. Of these outstanding options, there were approximately 4,288,000 shares of our common stock subject to Eligible Options under this Offer. Assuming that all Eligible Participants tender all of their Eligible Options, we expect the number of shares of our common stock subject to Replacement Options to be approximately 2,827,000.

General Terms of Replacement Options.

Each Replacement Option will be granted under and subject to the terms and conditions contained in our Stock Plan and the terms and conditions contained in a new Award Agreement between you and the Company. Replacement Options will retain the same character as the Eligible Options they replace – e.g. if the Eligible Option you tender for exchange is an incentive stock option, your Replacement Option will likewise be an incentive stock option. Your Replacement Options will be granted on the Cancellation Date, will have an exercise price equal to the Offer Price, will vest in accordance with the same vesting schedule applicable to the Eligible Option you tendered for exchange, and will expire on the same date that the Eligible Option that it replaces would have expired.

2002 Stock Incentive Plan

The statements and descriptions contained in this Offer concerning our Stock Plan are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Stock Plan and the form Award Agreement that are exhibits to the Schedule TO of which this Offer is a part. Please contact Stacey Rodriguez by phone at (248) 619-9270 or by email to srodriguez@qtww.com to receive a copy of our Stock Plan and/or the form Award Agreement. We will promptly furnish you copies of these documents upon request at our expense.

Shares Eligible for Issuance Under Our 2002 Stock Incentive Plan.

As of October 16, 2008, 2008, there were 11,363,724 shares of our common stock eligible for issuance under our Stock Plan, of which 6,327,694 shares of common stock are subject to outstanding options and restricted stock awards. Our Stock Plan contains an “evergreen” provision which provides that on May 1 of each year the number of shares eligible for issuance under our Stock Plan is increased by an amount equal to 3% of our then total issued and outstanding shares of common stock. Our Stock Plan provides for the grant of non-qualified stock options, incentive stock options and restricted stock.

General Terms of Our Stock Plan.

The Stock Plan is administered by the Compensation Committee of our Board of Directors, which we refer to as the administrator. Subject to the other provisions of the Stock Plan, the administrator generally has the power to determine the terms and conditions of the options granted, including the type of award, exercise price, number of shares covered by the award, and the vesting period.

Term.

The Replacement Options issued in exchange for the tendered Eligible Options will have the same term as the term that remained under the Eligible Options they replace.

Discontinuation of Service on Our Board of Directors or Termination of Employment Before the Cancellation Date.

If, for any reason, you are no longer serving on our Board of Directors (applicable only to members of our Board of Directors) or your employment with us terminates prior to the expiration of the Offer, your tendered Eligible Options will automatically be withdrawn. If automatically withdrawn, your Eligible Options will be unaffected and you may exercise those options to the extent they are vested at the time of your discontinuation of service on our Board of Directors or termination of employment, but only during the limited period for which those options remain exercisable pursuant to the Award Agreement you signed when those options were issued.

Discontinuation of Service on Our Board of Directors or Termination of Employment After the Cancellation Date.

The Stock Plan generally provides that if your employment terminates, other than as a result of your total and permanent disability or your death, you may exercise your option within the time specified in your Award Agreement (usually 30 days). The Stock Plan generally provides that if your employment terminates because of your death or permanent disability, you or your designated beneficiaries, or if no beneficiary survives you, the administrator or executor of your estate, may, within one (1) year after the date of your death, exercise any vested but unexercised portion of your option.

Exercise Price.

The administrator generally determines the exercise price at the time the option is granted. The exercise price per share of the Replacement Options is equal to the Offer Price.

Vesting and Exercise.

Each Replacement Option granted in exchange for a tendered Eligible Option will vest according to same vesting schedule that applied to the Eligible Option it replaced. If the Eligible Option tendered was fully or partially vested, then the Replacement Option issued in exchange for that Eligible Option will be fully or partially vested to the same extent as the Eligible Option it replaced. The vesting schedule for the Replacement Option will be set forth in the new Award Agreement between you and the Company.

Adjustments Upon Certain Events.

If a change in our capitalization, such as a stock split, reverse stock split, reclassification, combination, stock dividend or other similar event occurs, either before or after the Cancellation Date, an appropriate adjustment will be made to the number of shares covered by each Eligible Option or Replacement Option, as applicable, without any material change in the aggregate exercise price.

Transferability of Replacement Options.

Replacement Options that are incentive stock options may not be transferred, other than by will or the laws of descent or distribution; provided, however, the holder may designate a beneficiary of the holder’s option in the event of the holder’s death. Replacement Options that are nonqualified stock options also may not be transferred, other than by will or the laws of descent or distribution, by lifetime gift or domestic relations order to member’s of the holder’s immediate family, or unless otherwise permitted by the administrator.

Registration of Shares Underlying Options.

The shares of common stock issuable upon exercise of the Replacement Options are registered under the Securities Act of 1933, as amended (the Securities Act), on a registration statement on Form S-8 filed with the SEC. Subject to certain rules applicable to affiliates of the Company, you will be able to sell the shares of common stock issuable upon exercise of your Replacement Options free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences.

You should refer to Section 15 of this Offer for a discussion of the material U.S. federal income tax consequences of the Replacement Options and the tendered Eligible Options, as well as the consequences of accepting or rejecting this Offer. If you are a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

11.	Information About Quantum.

We were incorporated in Delaware in October 2000 as a wholly-owned subsidiary of IMPCO Technologies, Inc (IMPCO). We spun off from IMPCO and became a separate company on July 23, 2002.

Our principal executive offices are located at 17872 Cartwright Road, Irvine, California 92614, and our telephone number at this address is (949) 399-4500.

We are a fully integrated alternative energy company and a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. We believe that we are uniquely positioned to integrate advanced fuel system, electric drive and battery control system technologies for fuel cell and hybrid vehicles based on our years of experience in vehicle-level design, vehicle electronics and system integration.

Our business strategy is to enhance our leadership position as a tier-one automotive supplier of advanced propulsion systems, alternative fuel systems, powertrain engineering, system integration, and assembly.

As of the filing of our Quarterly Report filed on Form 10-Q for the fiscal quarter ended July 31, 2008, filed with the SEC on September 9, 2008, we owned a 21.9% interest in Fisker Automotive, Inc., a company developing production-intent premium plug-in hybrid automobiles; a 24.9% ownership interest in asola Advanced and Automotive Solar Systems GmbH, a solar module manufacturer located in Erfurt, Germany; and a 16.1% interest in Advanced Lithium Power Inc. (ALP), a developer of state-of-the-art lithium ion battery and control systems that control state-of-charge and provide for thermal management, resulting in high-performance energy storage.

Subject to the foregoing, and except as otherwise disclosed in this Offer or in our filings with the Securities and Exchange Commission, we presently have no specific plans or proposals that relate to or would result in:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization;

•	any other material change in our corporate structure or business;

•	our common shares being delisted from the Nasdaq Global Market;

•	our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934;

•	the acquisition or disposition of more than 10% of shares of our common stock (or securities convertible into or exercisable for such number of shares of our common stock) by any person; or

•	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

We cannot assure you that we will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of our Offer.

Certain Financial Information.

Set forth below is a selected summary of certain financial information about Quantum. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in Part II, Item 8 of our Annual Report on Form 10-K for its fiscal year ended April 30, 2008, and Part I, Item 1 of our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2008, which are incorporated herein by reference. See Section 18.

	Year Ended April 30,		Three Months Ended July 31,
	2007	2008	2007	2008
Condensed Consolidated Statements of Operations

Revenue:
Net product sales	$10,662,721	$11,856,277	$1,455,383	$213,713
Contract revenue	7,015,939	14,640,885	2,053,904	3,516,977

Total revenue	17,678,660	26,497,162	3,509,287	3,730,690

Costs and expenses:
Cost of product sales	9,483,918	10,015,622	1,591,053	653,708
Research and development	14,146,098	17,499,221	3,195,511	4,619,442
Selling, general and administrative	15,810,938	16,077,527	4,047,619	4,247,440
Amortization of intangibles	1,674,190	1,675,835	418,770	414,944

Total costs and expenses	41,115,144	45,268,205	9,252,953	9,935,534

Operating loss	(23,436,484)	(18,771,043)	(5,743,666)	(6,204,844)

Interest expense, net	(15,781)	(2,218,035)	(446,287)	(1,124,272)
Loss on early extinguishment of debt	—	—	—	(39,763,016)
Minority interest in losses of subsidiary	811,262	1,718,813	373,622	—
Equity in earnings of affiliates, net	—	335,500	—	(60,750)
Other income (expense), net	5,902	(27,443)	(7,606)	(249)

Loss from continuing operations before income taxes	(22,635,101)	(18,962,208)	(5,823,937)	(47,153,131)

Income tax expense	(1,600)	(1,600)	(400)	(400)

Net loss from continuing operations	(22,636,701)	(18,963,808)	(5,824,337)	(47,153,531)

Loss from discontinued operations, net of tax effects	(117,892,596)	(66,062,163)	(61,021,233)	—

Net loss	$(140,529,297)	$(85,025,971)	$(66,845,570)	$(47,153,531)

Per share data - basic and diluted:
Loss from continuing operations	$(0.37)	$(0.25)	$(0.08)	$(0.59)
Loss from discontinued operations	(1.91)	(0.86)	(0.86)	—

Net loss	$(2.28)	$(1.11)	$(0.94)	$(0.59)

Number of shares used in per share calculation - basic and diluted	61,760,458	76,791,382	71,351,281	79,941,645

	April 30, 2008	July 31, 2008
Balance Sheet Information:
Cash and cash equivalents	$6,023,715	$9,011,323
Current assets	22,741,528	21,483,214
Property & equipment, net	3,852,566	4,829,736
Goodwill & intangibles, net	37,420,606	37,005,662
Total assets	68,785,620	69,581,622
Current liabilities	21,812,829	34,807,828
Long-term debt and other liabilities	33,623,598	19,888,781
Stockholders’ equity	13,349,193	14,885,013

12.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Eligible Options.

A list of the members of our board of directors and executive officers who are eligible to participate in this Offer, including a listing of shares subject to Eligible Options held by such individuals, is attached as Schedule A, which is incorporated herein by reference. For information with respect to the beneficial ownership of our common stock by those executive officers who were beneficial owners of our common stock as of July 31, 2008, please refer to our Annual Report on Form 10-K for the fiscal year ended April 30, 2008 and our definitive proxy statement on Schedule 14A filed with the SEC on August 20, 2008, which is incorporated by reference into our Form 10-K.

Other than as described below and other than transactions in our securities in the ordinary course under our Stock Plan with persons who are neither executive officers nor directors of Quantum, neither Quantum nor, to the best of our knowledge, our executive officers, directors or affiliates have effected transactions in options to purchase Quantum common stock, in shares of Quantum common stock, or in other securities convertible into or exercisable for shares of Quantum common stock during the 60 days prior to October 17, 2008.

13.	Status of Eligible Options Acquired by Us in the Offer.

Options that we acquire through the Offer will be cancelled and, to the extent that the number of shares of common stock subject to the tendered Eligible Options that we accept under this Offer exceed the number of shares of common stock subject to the Replacement Options, such excess shares will not be added back to the pool of eligible shares under our Stock Plan and, consequently, will not be eligible for issuance in the future under the Stock Plan.

14.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and the issuance of Replacement Options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein, which we have not already obtained. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the Offer to accept tendered Eligible Options for exchange and to issue Replacement Options is subject to the conditions described in Section 7 of this Offer.

15.	Material U.S. Federal Income Tax Consequences.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S

CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Material United States Tax Consequences.

The following is a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Participants. If you are a citizen or resident of a country other than the United States, or are subject to the tax laws of more than one country, or change your residence or citizenship during the offer period, the information contained in this discussion may not be applicable to you. Because of the limited scope of the discussion provided herein, and because the tax consequences will vary depending on individual circumstances, each Eligible Participant is urged to consult with his or her own tax advisor.

We believe that if you exchange your Eligible Options for Replacement Options, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the Replacement Options are granted. However, see discussion below under Incentive Stock Options for information concerning the possibility that, even if you elect not to participate in the exchange, your incentive stock options may be affected.

If you tender an Eligible Option that was a non-qualified stock option and your Eligible Option is accepted and cancelled, the Replacement Option issued to you will be a non-qualified stock option. If you tender an Eligible Option that was an incentive stock option and your Eligible Option is accepted and cancelled, the new option issued to you will be an incentive stock option unless federal tax rules limit this characterization. If you tender an Eligible Option that was in part a non-qualified stock option and part incentive stock option and your Eligible Option is accepted and cancelled, the Replacement Option will likewise be part non-qualified stock option and part incentive stock option in the same proportion as the Eligible Option it replaces unless federal tax rules limit this characterization. In general, federal tax rules provide that if the fair market of an incentive stock option that is exercisable in a year exceeds $100,000, the excess will be treated as a non-qualified stock option.

Non-qualified Stock Options.

Generally, you will not recognize compensation income upon the grant of a non-qualified stock option. However, you generally will recognize compensation income upon the exercise of a non-qualified stock option in an amount equal to the excess of the fair market value of the shares acquired through the exercise of the option on the exercise date over the exercise price. Your holding period for the shares acquired through exercise of the option will begin on the date of exercise.

Your tax basis for any shares acquired upon exercise of a non-qualified option will equal the exercise price you paid plus any income recognized upon the exercise of the option. Upon selling shares acquired upon exercise of a non-qualified option, you generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the shares acquired through exercise of the non-qualified option and your tax basis in such shares. This capital gain or loss will be long-term capital gain or loss if you have held the shares acquired through exercise of the non-qualified option for more than one year prior to the date of the sale and will be a short-term capital gain or loss if you held such shares for less than one year.

Incentive Stock Options.

Generally, you will not recognize compensation income upon the grant of an incentive stock option or upon the exercise of an incentive stock option. Instead, the tax is generally deferred until you sell the stock acquired upon exercise of the incentive stock option, at which time you are taxed on the entire gain. As long as the sale is at least two years after the incentive stock option was granted and at least one year after the incentive stock option was exercised, the gain will be taxed at the long-term capital gains rate. Otherwise, the sale is considered a “disqualifying disposition,” and you will be taxed as if the option was a non-qualified stock option. However, for alternative minimum tax, or AMT, purposes, the amount equal to the excess of the fair market value of the shares acquired through the exercise of the option on the exercise date over the exercise price is considered income subject to AMT.

If you choose not to participate in the Offer, we believe that you will not be subject to current U.S. federal income tax. We also believe that the Offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the Offer. We currently anticipate that the Offer will not remain open for 30 days or more. However, the terms of the Offer allow us to have the Offer remain open for 30 or more days at our discretion. If you elect not to participate in the Offer in certain circumstances your existing options may be subject to unfavorable tax consequences unless you affirmatively decline the Offer.

Should the Offer remain open for 30 days or more and you choose not to participate in the Offer but do not affirmatively decline the Offer, you may be deemed to have a “modified option” pursuant to certain provisions of the Internal Revenue Code. Such modified option will contain all the prior terms of the existing option, except that the date of the grant of the option will be deemed to be the first day of the Offer. The exercise of an incentive stock option generally will not result in taxable income to you (with the possible exception of alternative minimum tax liability) if you do not dispose of the shares received upon exercise of the option less than one year after the date of exercise and two years after the date of grant, and you are continuously an employee of Quantum from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). The modification described above will mean that this holding period will begin again. Therefore, if (1) you choose not to participate in the Offer but do not affirmatively reject the Offer, (2) the Offer is held open 30 days or more, and (3) you dispose of the stock underlying an incentive stock option prior to the satisfaction of the new holding periods (two years from the first day of the exchange offer and one year from exercise of the option), you may be taxed as if you received compensation in the year of the disposition. You must treat gain realized in the premature disposition as ordinary income to the extent of the lesser of (1) the fair market value of the stock on the date of exercise minus the exercise price you paid for the stock, or (2) the amount realized on disposition of the stock minus the exercise price you paid for the stock. Any gain in excess of these amounts will be treated as either short-term or long-term capital gain. In such a case, we generally are entitled to deduct, as compensation paid, the amount of ordinary income realized by you.

Tax Consequences to the Company.

The grant of a stock option by us will have no tax consequences to us. However, subject to Code Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and certain reporting requirements, we generally will be entitled to a business-expense deduction upon the exercise of a non-qualified stock option or upon a disqualifying disposition of an incentive stock option in an amount equal to the amount of ordinary income attributable to an eligible employee upon exercise.

Withholding Taxes.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a non-qualified stock option by an Eligible Participant who has been employed by us. We will require any such Eligible Participant to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any certificate for our common stock.

Compliance with Section 409A

If an equity award is subject to Code Section 409A and if the requirements of Code Section 409A are not met, the award may be subject to the early taxation of the option and the imposition of additional taxes and penalties. The Replacement Options issued in the exchange are designed to be exempt from Code Section 409A. However, if the options are determined not to be exempt, they may be subject to such early taxation and penalties.

16.	Extension of Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any Eligible Options. If we elect to extend the period of time during which this Offer is open, we will give you written notice of the extension and delay. In the case of an extension, we will send an email or other written notice to all eligible employees no later than 5:00 p.m., Pacific Time, on the next business day after the previously scheduled Expiration Date. We will file a copy of such notice with the SEC.

We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any Eligible Options elected to be exchanged if any of the events listed in Section 7 of this Offer occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of Eligible Options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the Eligible Options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our sole discretion, and regardless of whether any event listed in Section 7 of this Offer has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer or by decreasing or increasing the number of options being sought in this Offer. If we materially change the Offer, we will send an email or other written notice to all Eligible Participants disclosing any material change no later than 5:00 p.m., Pacific Time, on the next business day following the day we change the Offer. We will file a copy of such notice with the SEC.

The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in this Offer or the consideration being offered by us for the Eligible Options in this Offer, the Offer will remain open for at least 10 business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the Offer’s period so that at least 5 business days, or such longer period as may be required by the tender offer rules, remain after such change.

17.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this Offer.

18.	Additional Information.

With respect to this Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer is a part. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials that we have filed with the SEC before making a decision on whether to elect to exchange your Eligible Options.

We are subject to the informational filing requirements of the Securities Exchange Act of 1934, and in accordance with the Act, are obligated to file reports, proxy statements and other information with the SEC relating to our business, financial condition and various other matters. We recommend that you review the following filings we have made with the SEC before making your decision on whether to participate in the Offer:

•	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2008, filed with the SEC on July 3, 2008;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2008, filed with the SEC on September 9, 2008;

•

Our Current Reports on Form 8-K, and amendments thereto on Form 8-K/A, filed with the Sec on May 13, 2008, June 5, 2008, July 9, 2008, July 11, 2008, August 1, 2008, August 13, 2008, August 20, 2008, August 21, 2008, September 29, 2008, October 2, 2008, and October 3, 2008;

•	Our Definitive Proxy Statement on Form DEF 14-A for our fiscal 2008 Annual Meeting of Stockholders, filed with the SEC on August 20, 2008; and

•	The description of our common stock contained in our Form 10-12G/A filed with the Commission on July 11, 2002, including any amendment or report filed for the purpose of updating that description.

These filings and any other filings we have made with the SEC may be examined, and copies may be obtained, at the following SEC public conference rooms:

100 F Street, N.E.	500 W. Madison St., Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

These filings and our other SEC filings may be obtained, free of charge, at www.sec.gov, which can also be accessed via the Company’s website at www.qtww.com.

Our common stock is quoted on the Nasdaq Global Market under the symbol “QTWW” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations

1735 K. Street, N.W.

Washington, D.C. 20006

Each person to whom a copy of this Offer is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Quantum Fuel Systems Technologies Worldwide, Inc., Attn: Kenneth R. Lombardo, 100 West Big Beaver Road, Suite 200, Troy, Michigan 48084.

The information contained in this Offer about us should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in this Offer.

19.	Miscellaneous.

This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2008 and our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2008. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN THOSE REPORTS BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE OFFER.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your Eligible Options through the Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer and in the related Offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SCHEDULE A

Information About Our Directors and Executive Officers

Information concerning the directors and executive officers of Quantum Fuel Systems Technologies Worldwide, Inc. is set forth in the table below:

Name	Age	Positions and Offices Held	Shares Subject to All Outstanding Options	Shares Subject to Eligible Options
Alan P. Niedzwiecki	51	President and Chief Executive Officer	1,116,500	966,500
Dale L. Rasmussen	58	Chairman of the Board	910,892	760,892
W. Brian Olson	45	Chief Financial Officer	813,000	663,000
Kenneth R. Lombardo	43	Vice President – Legal; General Counsel and Corporate Secretary	170,000	70,000
Bradley J. Timon	45	Corporate Controller	230,000	130,000
Thomas J. Tyson	75	Director	165,000	140,000
G. Scott Samuelsen	65	Director	165,000	140,000
Brian A. Runkel	46	Director	160,000	135,000
Carl E. Sheffer	62	Director	85,000	60,000
Paul E. Grutzner	43	Director	65,000	40,000

The business address of each executive officer and director is: c/o Quantum Fuel Systems Technologies Worldwide, Inc., 17872 Cartwright Rd., Irvine, California 92614.

Alan P. Niedzwiecki has served as our President and as one of our directors since February 2002, and was appointed as our Chief Executive Officer in August 2002. Mr. Niedzwiecki served as our Chief Operating Officer from November 2001 until he was appointed as our Chief Executive Officer in August 2002. From October 1999 to November 2001, Mr. Niedzwiecki served as our Executive Director of Sales and Marketing. From February 1990 to October 1999, Mr. Niedzwiecki was President of NGV Corporation, an engineering and marketing/ commercialization consulting company. Mr. Niedzwiecki has more than 25 years of experience in the alternative fuels industry in product and technology development and commercialization relating to mobile, stationary power generation and refueling infrastructure solutions. Mr. Niedzwiecki is a graduate of Southern Alberta Institute of Technology.

Dale L. Rasmussen has served as a member of our board of directors since October 2000, and was appointed as Chairman of the board of directors in February 2002. On May 1, 2006, Mr. Rasmussen became a full time employee of the Company. From April 1984 to December 2005, Mr. Rasmussen held various positions at IMPCO Technologies, Inc. (“IMPCO”), our previous parent company, including Senior Vice President and Secretary, as well as Vice President of Finance and Administration. Prior to joining IMPCO, Mr. Rasmussen was a commercial banker for 12 years. He received a B.A. in Business Administration and Economics from Western Washington University and is a graduate of the Pacific Coast Banking School.

A-1

W. Brian Olson has served as Chief Financial Officer and Treasurer since August 2002. From July 1999 to August 2002, Mr. Olson served as Treasurer, Vice President and Chief Financial Officer of IMPCO. He originally joined IMPCO in October 1994 and held various financial positions with IMPCO, including serving as Corporate Controller. Prior to joining IMPCO, Mr. Olson was with the public accounting firm of Ernst & Young LLP and its Kenneth Leventhal Group. Mr. Olson holds a B.S. degree in business and operations management from Western Illinois University and an M.B.A. degree in finance and economic policy from the University of Southern California. Mr. Olson is a Certified Financial Manager and a Certified Management Accountant.

Kenneth R. Lombardo has served as Vice President and General Counsel since May 2005 and became Corporate Secretary in September 2005. From March 1996 to May 2005, Mr. Lombardo practiced law at Kerr, Russell and Weber, PLC in Detroit, Michigan, where he specialized in mergers and acquisitions, taxation, corporate and business law. Mr. Lombardo is also a certified public accountant with over six years of audit and tax experience with Deloitte & Touche. Mr. Lombardo received his law degree from Wayne State University Law School and a Bachelor of Science degree in Business Administration, with a major in Accounting, from Central Michigan University.

Bradley J. Timon has served as Corporate Controller and Chief Accounting Officer since April 2004. Prior to joining us, Mr. Timon worked as a financial consultant. From June 1998 to October 2001, Mr. Timon was with CORE, INC. serving as the Corporate Controller through the period of January 2001 and then as Acting Chief Financial Officer until the corporate operations were closed pursuant to a merger. Between September 1995 and May 1998, Mr. Timon served as a Controller for James Hardie Industries. Before entering private industry, Mr. Timon was with the public accounting firm KPMG from 1989 to 1995. Mr. Timon has a B.A. in accounting from California State University, Fullerton and is a Certified Public Accountant.

Thomas J. Tyson has served as one of our directors since July 2002. Dr. Tyson served as Chief Executive Officer of Energy & Environmental Research Corp., a developer of advanced technologies to control nitrogen oxide emissions, from 1980 until it was acquired by General Electric in 1999. From July 1999 to July 2004, he held various positions for GE Energy & Environmental Research Corp., including Chief Executive Officer, Director of Special Projects, and consultant. Dr. Tyson received a M.S. in Nuclear Engineering from the University of California, Berkeley and received a B.S. in Mechanical Engineering and a Ph.D. in Aeronautical Engineering from the California Institute of Technology.

G. Scott Samuelsen has served as one of our directors since July 2002. Since 1970, Dr. Samuelsen has been a professor of Mechanical and Aerospace Engineering at the University of California, Irvine, where he serves as the director of the National Fuel Cell Research Center and as the director of the Advanced Power and Energy Program. He also leads the Pacific Rim Consortium on Energy, Combustion, and the Environment and serves as co-Chair of the California Stationary Fuel Cell Collaborative. Dr. Samuelsen received B.S., M.S., and Ph.D. degrees in Mechanical Engineering from the University of California, Berkeley.

A-2

Brian A. Runkel has served as one of our directors since July 2002. Since 1993, Mr. Runkel has served as President of Runkel Enterprises, an environmental consulting firm. Mr. Runkel also serves as Executive Director of the California Environmental Business Council, a non-profit trade and business association representing the California environmental technology and services industries. He received a B.A. in International Relations from George Washington University, and a J.D. from Harvard Law School.

Carl E. Sheffer has served as one of our directors since March 2005. Mr. Sheffer is President of Sheffer Enterprises, LLC., a consulting organization focused on the automotive industry, and has over 35 years of experience in the automotive industry. Prior to forming Sheffer Enterprises, Mr. Sheffer most recently was Vice President, OEM Relations for the Specialty Equipment Market Association (“SEMA”). During his 8  1/2 years with SEMA, Mr. Sheffer was responsible for all of the association’s interaction with the original equipment manufacturers (OEMs), including trade show participation, technology transfer programs, new vehicle measuring sessions and various dealer relations initiatives. Between 1972 and 1999, Mr. Sheffer held a variety of roles in human resources management, manufacturing, public relations and public policy for General Motors Corporation. Mr. Sheffer received a B.S. in business administration from Central Michigan University and a Master’s degree from Oakland University.

Paul E. Grutzner has served as one of our directors since July 2005. Mr. Grutzner founded ClearPoint Financial, an independent pension consulting firm in 2002, and currently serves as its Managing Partner. Prior to founding ClearPoint Financial, Mr. Grutzner held positions consulting on retirement plans with RBC Dain Rauscher and CIBC Oppenheimer. He received a B.S. in Agricultural Economics and Sociology from the University of Wisconsin, Madison.

A-3